RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                        Company

            RESIDENTIAL FUNDING CORPORATION
                   Master Servicer
          Mortgage Pass-Through Certificates
                   Series 1995-S15


    $2,269,965.55    7.000%   Class M-1 Certificates

    $  908,185.60    7.000%   Class M-2 Certificates


          Supplement dated November 16, 1995
                          to
      Prospectus Supplement dated October 24, 1995
                          to
            Prospectus dated April 20, 1995



          The Class M-1 Certificates and Class M-2 Certificates (the Class M Certificates ) will be purchased from the Company by Residential Funding Securities Corporation (the "Underwriter"), pursuant to an agreement (the "Underwriting Agreement") among the Company, the Master Servicer and the Underwriter. The proceeds to the Company from the sale of the Class M Certificates will be equal to $3,189,553.74, net of any expenses payable by the Company.



THIS SUPPLEMENT SUPERSEDES ALL PREVIOUS SUPPLEMENTS DELIVERED IN
CONNECTION WITH THE CERTIFICATES AND MUST BE DELIVERED TOGETHER
WITH THE PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE,
AND SHOULD BE READ IN CONJUNCTION THEREWITH.


Residential Funding Securities Corporation








The Underwriter intends to offer the Class M Certificates from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Underwriter may effect such transactions by selling the Class M Certificates to or through dealers. In connection with the purchase and sale of the Class M Certificates, the Underwriter and any dealers that may participate with the Underwriter in such resale of the Class M Certificates may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the Underwriter in the form of discounts, concessions or commissions. The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M Certificates.
There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

          As of November 1, 1995 (the  Reference Date ), the
Mortgage Loans have an aggregate principal balance outstanding, after deducting payments of principal due on such date, of $180,554,229.60.

As of the Reference Date, 0.32% of the Mortgage Loans (by aggregate principal balance) are delinquent by one month. As of the Reference Date, none of the Mortgage Loans will be two or more months delinquent. As of the Reference Date, none of the Mortgage Loans will have been Real Estate Owned.

UNTIL FEBRUARY 14, 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.